Exhibit 99.1

The DIRECTV Group Q4 Results Cap Record Setting Financial Performance in 2008

EL SEGUNDO, Calif.--(BUSINESS WIRE)--February 10, 2009--The DIRECTV Group, Inc. (NASDAQ:DTV):

●	The DIRECTV Group Adds 461,000 Net New Subscribers in Q4 2008
	●	DIRECTV U.S. Adds 301,000 Net Subscribers – The Most in Over 3 Years
● Higher Full Year Gross Additions Combined with 9 Year Low Monthly Churn Rate of 1.47% drives Net Additions of 861,000 in 2008
	●	DIRECTV Latin America Net Subscriber Additions of 160,000 in Q4 Cap Record-High Year of 623,000 Net Additions

●	The DIRECTV Group Q4 Free Cash Flow Climbs 20% Contributing to Full Year Increase of 76% to $1.68 Billion
	●	Full Year Free Cash Flow Fueled by 14% Revenue Growth, Margin Expansion and a 17% Decline in Capital Expenditures

The DIRECTV Group, Inc. (NASDAQ:DTV) today reported that fourth quarter 2008 revenues increased 9% to $5.31 billion, operating profit before depreciation and amortization1 increased 11% to $1.22 billion and operating profit declined 6% to $579 million compared to last year’s fourth quarter. The DIRECTV Group reported that fourth quarter net income of $332 million declined 5% and earnings per share increased 7% to $0.32 compared with the same period last year.

“Strong fourth quarter financial results capped the best year ever for DIRECTV in both the United States and Latin America. Company highlights included revenue growth of over 14% to nearly $20 billion, the highest operating profit before depreciation and amortization (OPBDA) margin in our history increasing 130 basis points to 25.5% and most importantly, a 76% increase in free cash flow to about $1.7 billion,” said Chase Carey, president and CEO of The DIRECTV Group, Inc.

“Clearly DIRECTV’s strong brand and message of offering the best television experience in America is resonating with consumers as we saw the best quarterly net subscriber growth in over 3 years at DIRECTV U.S. with 301,000 net new subscribers added in the fourth quarter. Despite the more challenging economic and competitive landscape, we remained sharply focused on attaining higher quality subscribers while driving a 6% increase in gross additions to over 1 million subscribers and maintaining a low churn rate of 1.42%. With these strong fourth quarter results, DIRECTV U.S. ended 2008 with the highest gross additions in 3 years at 3.9 million subscribers and the lowest monthly churn level in 9 years at 1.47%.”

Carey added, “This strong consumer demand combined with ARPU growth of 3.5% contributed to an 8% increase in revenues to over $4.7 billion while OPBDA increased 5% to $1.1 billion in the quarter. Revenue and OPBDA growth were impacted by greater promotional activity for both new and existing customers, as well as an increase in the number of customers signing up for advanced services resulting in higher equipment and installation costs. In terms of the full year 2008, DIRECTV U.S. revenue, OPBDA and OPBDA margin reached record levels and cash flow before interest and taxes of $2.5 billion was more than $1 billion or 73% higher than 2007.

“Results at DIRECTV Latin America (DTVLA) were also strong for the quarter and full year. Net subscriber additions of 160,000 in the fourth quarter boosted DTVLA to its best year ever of 623,000 net subscriber additions. Driven by this strong subscriber growth, revenues increased 15% in the quarter to $572 million and 39% for the full year to $2.4 billion. As in the U.S., DTVLA’s OPBDA margin reached a record high in 2008 increasing over 6 percentage points to 29% while fueling OPBDA growth of 61% and 75% for the quarter and full year, respectively. This significant revenue and OPBDA growth was achieved despite a 4% decline in DTVLA ARPU to $50.09 in the fourth quarter primarily due to unfavorable exchange rates in Brazil,” Carey concluded.

THE DIRECTV GROUP’S OPERATIONAL REVIEW

Fourth Quarter Review

The DIRECTV Group	Three Months		Twelve Months
Dollars in Millions except Earnings	Ended December 31,		Ended December 31,
per Common Share	2008	2007	2008	2007
Revenues	$5,314	$4,876	$19,693	$17,246
Operating Profit Before Depreciation and Amortization(1)	1,224	1,103	5,015	4,170
Operating Profit	579	617	2,695	2,486
Net Income	332	348	1,521	1,451
Basic and Diluted Earnings Per Common Share ($)	0.32	0.30	1.37	1.21
Capital Expenditures and Cash Flow
Cash Paid for DIRECTV U.S. Subscriber Leased Equipment - Acquisitions, Upgrade and Retention	331	377	1,136	1,536
Cash Paid for Property, Equipment and Satellites	326	263	1,093	1,156
Cash Flow Before Interest and Taxes(2)	686	512	2,640	1,480
Free Cash Flow(3)	432	361	1,681	953

The DIRECTV Group’s fourth quarter revenues of $5.31 billion increased 9% over the same period last year principally due to strong subscriber growth at DIRECTV U.S. and DIRECTV Latin America and continued ARPU growth at DIRECTV U.S.

Operating profit before depreciation and amortization increased 11% to $1.22 billion primarily due to the gross profit associated with the higher revenues discussed above, partially offset by higher subscriber acquisition, upgrade and retention costs at DIRECTV U.S. Subscriber acquisition costs increased mostly due to higher marketing costs associated with the increase in gross additions, as well as higher installation costs related to an increase in customers purchasing HD and DVR services. Upgrade and retention costs were also impacted by higher advanced service installation costs, as well as increased usage of the customer mover program. Operating profit declined 6% to $579 million as the higher OPBDA was more than offset by higher depreciation associated with the capitalization of customer equipment under the DIRECTV U.S. lease program implemented in March 2006.

Net income declined 5% to $332 million compared with the fourth quarter of last year due to the lower operating profit and higher interest expense related to an increase in average outstanding debt. These declines were partially offset by lower tax expense associated with the decline in pre-tax earnings and a lower effective tax rate primarily driven by additional tax credits and the realization of net operating losses in Brazil. Earnings per share increased 7% to $0.32 as the lower net income was more than offset by the impact of a 10% decline in the average shares outstanding compared with the fourth quarter of 2007 due to share repurchases.

Cash flow before interest and taxes2 increased 34% to $686 million and free cash flow3 increased 20% to $432 million compared to the fourth quarter of 2007 primarily due to the OPBDA growth as well as higher cash provided by working capital. Free cash flow was also impacted by higher net interest payments due to an increase in average debt outstanding. The quarter also included $1.38 billion of cash paid for share repurchases.

Full Year Review

The DIRECTV Group’s 2008 revenues of $19.69 billion increased 14% over the same period last year principally due to strong ARPU and subscriber growth at DIRECTV U.S. and DIRECTV Latin America.

Operating profit before depreciation and amortization increased 20% to $5.02 billion primarily due to the gross profit associated with the higher revenues discussed above, partially offset by higher subscriber acquisition and upgrade costs at DIRECTV U.S., as well as increased general and administrative expenses at both DIRECTV U.S. and DIRECTV Latin America. The higher subscriber acquisition and upgrade costs were primarily driven by increased sales, marketing and installation costs related to adding more higher quality and advanced product customers. General and administrative expenses were higher primarily due to currency related transaction fees at DIRECTV Latin America, a $14 million charge for costs associated with the transition of services from a DIRECTV U.S. Home Service Provider that ceased operations, settlement of various legal proceedings at DIRECTV U.S. and a $25 million one-time gain booked in 2007 related to hurricane insurance claims at DIRECTV U.S.

Operating profit increased 8% to $2.70 billion primarily due to the higher OPBDA partially offset by higher depreciation expense primarily associated with the capitalization of customer equipment under the DIRECTV U.S. lease program implemented in March 2006.

Net income climbed 5% to $1.52 billion compared with last year primarily due to the higher operating profit and lower tax expense related to additional tax credits and the realization of net operating losses in Latin America, partially offset by higher net interest expense associated with an increase in average outstanding debt. Earnings per share increased 13% to $1.37 driven by the higher net income and a 7% reduction in average shares outstanding due to share repurchases.

Cash flow before interest and taxes increased 78% and free cash flow increased 76% to $2.64 billion and $1.68 billion, respectively, compared to the full year of 2007 primarily due to the higher OPBDA, a decline in capital expenditures driven by lower set-top box costs and an increase in the use of refurbished set-top boxes. These improvements were partially offset by higher use of cash for working capital purposes. Also impacting free cash flow were higher income tax payments in 2008 primarily due to an increase in earnings before tax and a higher cash tax rate associated with the utilization of net operating losses and tax credit carry forwards in 2007, as well as higher interest payments due to an increase in average debt balances.

Other cash items in 2008 included $3.17 billion of cash paid for share repurchases, a capital contribution of $160 million received at the close of the Liberty Media and News Corporation transaction, $102 million in payments for transactions related to two DIRECTV U.S. home service providers, as well as a $2.5 billion debt financing comprised of $1.5 billion in 7 5/8% senior notes due 2016 and $1.0 billion of incremental floating rate term loans under an existing senior secured credit facility.

SEGMENT FINANCIAL REVIEW

DIRECTV U.S. Segment

Fourth Quarter Review

	Three Months		Twelve Months
DIRECTV U.S.	Ended December 31,		Ended December 31,
Dollars in Millions except ARPU	2008	2007	2008	2007
Revenue	$4,741	$4,377	$17,310	$15,527
Average Monthly Revenue per Subscriber (ARPU) ($)	90.46	87.40	83.90	79.05
Operating Profit Before Depreciation and Amortization(1)	1,056	1,003	4,391	3,850
Operating Profit	488	576	2,330	2,402
Cash Flow Before Interest and Taxes(2)	698	481	2,517	1,455
Free Cash Flow(3)	422	335	1,512	583
Subscriber Data (in 000’s except Churn)
Gross Subscriber Additions	1,044	986	3,904	3,847
Average Monthly Subscriber Churn	1.42%	1.42%	1.47%	1.51%
Net Subscriber Additions	301	275	861	878
Cumulative Subscribers	17,621	16,831	17,621	16,831

Net subscriber additions of 301,000 were nearly 10% higher than last year’s fourth quarter primarily due to a 6% increase in gross additions and a flat monthly churn rate of 1.42%. The increase in gross additions to 1,044,000 was mainly due to growth in the direct sales and retail distribution channels due in large part to more competitive customer promotions and higher demand for HD and DVR services. DIRECTV U.S. ended the quarter with 17.62 million subscribers, an increase of nearly 5% over the 16.83 million subscribers reported on December 31, 2007.

In the quarter, DIRECTV U.S. revenues increased 8% to $4.74 billion due to the larger subscriber base and continued ARPU growth. ARPU of $90.46 increased 3.5% principally due to programming package price increases as well as higher HD and DVR service fees, partially offset by more competitive customer promotions, a decline in upfront equipment fees and lower advertising sales.

Fourth quarter 2008 OPBDA increased 5% to $1.06 billion primarily due to the gross profit on the increased revenues, partially offset by higher subscriber acquisition, upgrade and retention costs. Subscriber acquisition costs increased mostly due to higher marketing costs associated with the increase in gross additions, as well as higher installation costs related to an increase in customers purchasing HD and DVR services. Upgrade and retention costs were also impacted by greater advanced service installation costs, as well as increased usage of the customer mover program. Operating profit in the quarter was down 15% to $488 million as the higher OPBDA was more than offset by increased depreciation expense primarily associated with the capitalization of set-top boxes under the lease program which began in March 2006.

Full Year Review

Gross subscriber additions increased 57,000 for the full year 2008 to 3,904,000 primarily due to growth in the direct sales and retail distribution channels due in large part to more competitive customer promotions and higher demand for HD and DVR services. Churn in 2008 fell from 1.51% to 1.47%, the lowest average monthly churn rate in nine years, primarily due to tighter credit policies and increased penetration of HD and DVR services. Net subscriber additions of 861,000 declined slightly from 2007 as the increase in gross additions was offset by higher subscriber disconnects.

DIRECTV U.S. 2008 revenues increased over 11% to $17.31 billion due to strong ARPU growth and the larger subscriber base. ARPU of $83.90 increased 6.1% from 2007 principally due to programming package price increases as well as higher HD and DVR service fees partially offset by a decline in upfront equipment fees, more competitive customer promotions, and lower advertising sales.

OPBDA for the full year 2008 increased 14% to $4.39 billion primarily due to the gross profit on the increased revenues partially offset by higher subscriber acquisition, upgrade and general and administrative expenses. Subscriber acquisition and upgrade costs were higher mostly due to increased sales, marketing and installation costs related to adding more higher quality and advanced product customers. General and administrative costs increased mostly due to a $14 million charge for costs associated with the transition of services from a DIRECTV U.S. home service provider that ceased operations, settlement of various legal proceedings at DIRECTV U.S. and a $25 million one-time gain booked in 2007 related to hurricane insurance claims at DIRECTV U.S.

Operating profit in 2008 declined 3% to $2.33 billion as the higher OPBDA was more than offset by increased depreciation expense primarily associated with the capitalization of set-top boxes under the lease program which began in March 2006.

DIRECTV Latin America Segment

The DIRECTV Group owns approximately 74% of Sky Brazil, 41% of Sky Mexico and 100% of PanAmericana, which covers most of the remaining countries in the region. Sky Mexico, whose results are accounted for as an equity method investment and therefore are not consolidated by DIRECTV Latin America (DTVLA), had approximately 1.76 million subscribers as of December 31, 2008 bringing the total subscribers in the region to 5.64 million.

Fourth Quarter Review

In the fourth quarter of 2008, DTVLA’s gross subscriber additions increased 4% to 341,000 primarily due to DTVLA’s pre-paid offers in Brazil and Venezuela, as well as continued strong demand for DTVLA’s post-paid service. The increase in average monthly churn in the quarter to 1.59% was primarily due to increased competition, a more challenging macroeconomic environment and the growth in DTVLA’s prepaid business. The higher gross additions combined with the increase in churn resulted in net additions of 160,000 in the quarter. The total number of DIRECTV subscribers in Latin America as of December 31, 2008 increased 18% to 3.88 million compared to 3.28 million as of December 31, 2007.

Revenues for DIRECTV Latin America increased 15% to $572 million in the quarter principally due to the strong subscriber growth. ARPU declined 4.1% to $50.09 primarily due to unfavorable exchange rates in Brazil. DTVLA’s fourth quarter 2008 OPBDA of $183 million increased 61% over last year’s fourth quarter results primarily due to the gross profit generated from the higher revenues, as well as lower operating expenses as a result of the capitalization of one of DTVLA’s satellite leases. Operating profit climbed 86% to $104 million principally due to the higher OPBDA, partially offset by increased depreciation expense primarily due to higher set-top box depreciation and capitalization of satellite leases.

	Three Months		Twelve Months
DIRECTV Latin America	Ended December 31,		Ended December 31,
Dollars in Millions except ARPU	2008	2007	2008	2007
Revenue	$572	$499	$2,383	$1,719
Average Monthly Revenue per Subscriber (ARPU) ($)	50.09	52.22	55.07	48.33
Operating Profit Before Depreciation and Amortization(1)	183	114	690	394
Operating Profit	104	56	426	159
Cash Flow Before Interest and Taxes(2)	51	35	269	140
Free Cash Flow(3)	12	6	125	80
Subscriber Data(4) (in 000’s except Churn)
Gross Subscriber Additions	341	328	1,393	1,080
Average Monthly Subscriber Churn	1.59%	1.35%	1.78%	1.38%
Net Subscriber Additions	160	199	623	588
Cumulative Subscribers	3,883	3,279	3,883	3,279

Full Year Review

In 2008, DTVLA’s gross subscriber additions increased 29% to 1,393,000 primarily due to strong demand in Brazil, Argentina, and Venezuela. Average monthly churn in 2008 increased to 1.78% mostly due to two downward subscriber adjustments totaling 78,000 subscribers in Sky Brazil as a result of the inconsistent application of churn policies in previous periods and the completion of the Sky Brazil and DIRECTV Brazil business integration. Excluding these adjustments, average monthly churn would have increased to 1.58% compared to 1.38% in 2007 due to increased competition, faster growth, DTVLA’s prepaid business and a more challenging macroeconomic environment.

Revenues for DIRECTV Latin America increased 39% to $2.38 billion in 2008 principally due to strong subscriber and ARPU growth. ARPU increased 13.9% to $55.07 primarily due to strong growth in the region – particularly in Argentina, Venezuela and Brazil – as well as a favorable exchange rate in Brazil for the first three quarters. DTVLA’s 2008 OPBDA of $690 million increased 75% over last year’s result and operating profit more than doubled to $426 million primarily due to the gross profit generated from the higher revenues. These improvements were partially offset by greater subscriber acquisition costs mostly related to the increase in gross additions, as well as higher general and administrative expenses primarily due to currency related transaction fees in Venezuela.

CONFERENCE CALL INFORMATION

A live webcast of The DIRECTV Group’s fourth quarter 2008 earnings call will be available on the company’s website at www.directv.com/investor. The webcast will begin at 2:00 p.m. ET, today February 10, 2009 and will be archived on our website at www.directv.com/investor. Access to the earnings call is also available in the United States by dialing (866) 409-1555 and internationally by dialing (913) 312-0400. The confirmation code is 3104159.

FOOTNOTES

(1) Operating profit before depreciation and amortization, which is a financial measure that is not determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, should be used in conjunction with other GAAP financial measures and is not presented as an alternative measure of operating results, as determined in accordance with GAAP. Please see each of The DIRECTV Group’s and DIRECTV Holdings LLC’s Annual Reports on Form 10-K for the year ended December 31, 2007 for further discussion of operating profit before depreciation and amortization. Operating profit before depreciation and amortization margin is calculated by dividing operating profit before depreciation and amortization by total revenues.

(2) Cash flow before interest and taxes, which is a financial measure that is not determined in accordance with GAAP, is calculated by deducting amounts under the captions “Cash paid for property and equipment”, “Cash paid for satellites”, “Cash paid for subscriber leased equipment – subscriber acquisitions” and “Cash paid for subscriber leased equipment – upgrade and retention” from “Net cash provided by operating activities” from the Consolidated Statements of Cash Flows and adding back net interest paid and “Cash paid for income taxes”. This financial measure should be used in conjunction with other GAAP financial measures and is not presented as an alternative measure of cash flows from operating activities, as determined in accordance with GAAP. The DIRECTV Group and DIRECTV U.S. management use cash flow before interest and taxes to evaluate the cash generated by our current subscriber base, net of capital expenditures, and excluding the impact of interest and taxes, for the purpose of allocating resources to activities such as adding new subscribers, retaining and upgrading existing subscribers, for additional capital expenditures and as a measure of performance for incentive compensation purposes. The DIRECTV Group and DIRECTV U.S. believe this measure is useful to investors, along with other GAAP measures (such as cash flows from operating and investing activities), to compare our operating performance to other communications, entertainment and media companies. We believe that investors also use current and projected cash flow before interest and taxes to determine the ability of our current and projected subscriber base to fund required and discretionary spending and to help determine the financial value of the company.

(3) Free cash flow, which is a financial measure that is not determined in accordance with GAAP, is calculated by deducting amounts under the captions “Cash paid for property and equipment”, “Cash paid for satellites”, “Cash paid for subscriber leased equipment – subscriber acquisitions”, and “Cash paid for subscriber leased equipment – upgrade and retention” from “Net cash provided by operating activities” from the Consolidated Statements of Cash Flows. This financial measure should be used in conjunction with other GAAP financial measures and is not presented as an alternative measure of cash flows from operating activities, as determined in accordance with GAAP. The DIRECTV Group and DIRECTV U.S. management use free cash flow to evaluate the cash generated by our current subscriber base, net of capital expenditures, for the purpose of allocating resources to activities such as adding new subscribers, retaining and upgrading existing subscribers, for additional capital expenditures and as a measure of performance for incentive compensation purposes. The DIRECTV Group and DIRECTV U.S. believe this measure is useful to investors, along with other GAAP measures (such as cash flows from operating and investing activities), to compare our operating performance to other communications, entertainment and media companies. We believe that investors also use current and projected free cash flow to determine the ability of our current and projected subscriber base to fund required and discretionary spending and to help determine the financial value of the company.

(4) DIRECTV Latin America subscriber data exclude subscribers of the Sky Mexico service. Gross and net subscriber additions as well as churn exclude the impact of the migration of approximately 19,000 subscribers in Central America to Sky Mexico in 2008 and 20,000 in 2007. Cumulative subscriber totals for 2007 and 2008 include a reduction for the migration of these subscribers.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

NOTE: This release may include or incorporate by reference certain statements that we believe are, or may be considered to be, “forward-looking statements” within the meaning of various provisions of the Securities Act of 1933 and of the Securities Exchange Act of 1934. These forward-looking statements generally can be identified by use of statements that include phrases such as “believe,” “expect,” “estimate,” “anticipate,” “intend,” “plan,” “foresee,” “project” or other similar words or phrases. Similarly, statements that describe our objectives, plans or goals also are forward-looking statements. All of these forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or from those expressed or implied by the relevant forward-looking statement. Such risks and uncertainties include, but are not limited to: economic conditions; product demand and market acceptance; ability to simplify aspects of our business model, improve customer service, create new and desirable programming content and interactive features, and achieve anticipated economies of scale; government action; local political or economic developments in or affecting countries where we have operations, including political, economic and social uncertainties in many Latin American countries in which DIRECTV Latin America operates; foreign currency exchange rates; currency exchange controls; ability to obtain export licenses; competition; the outcome of legal proceedings; ability to achieve cost reductions; ability of third parties to timely perform material contracts; ability to renew programming contracts under favorable terms; technological risk; limitations on access to distribution channels; the success and timeliness of satellite launches; in-orbit performance of satellites, including technical anomalies; loss of uninsured satellites; theft of satellite programming signals; and our ability to access capital to maintain our financial flexibility. We urge you to consider these factors carefully in evaluating the forward-looking statements.

The DIRECTV Group (NASDAQ:DTV) is a world-leading provider of digital television entertainment services. Through its subsidiaries and affiliated companies in the United States, Brazil, Mexico and other countries in Latin America, the DIRECTV Group provides digital television service to more than 17.6 million customers in the United States and over 5.6 million customers in Latin America.

THE DIRECTV GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Millions, Except Per Share Amounts)
(Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Revenues	$5,314	$4,876	$19,693	$17,246

Operating costs and expenses
Costs of revenues, exclusive of depreciation and amortization expense
Broadcast programming and other	2,404	2,222	8,298	7,346
Subscriber service expenses	338	315	1,290	1,240
Broadcast operations expenses	84	84	360	323
Selling, general and administrative expenses, exclusive of depreciation and amortization expense
Subscriber acquisition costs	649	582	2,429	2,096
Upgrade and retention costs	313	273	1,058	976
General and administrative expenses	302	297	1,243	1,095
Depreciation and amortization expense	645	486	2,320	1,684
Total operating costs and expenses	4,735	4,259	16,998	14,760

Operating profit	579	617	2,695	2,486

Interest income	17	15	81	111
Interest expense	(112)	(59)	(360)	(235)
Other, net	26	(1)	55	26

Income from continuing operations before income taxes and minority interests	510	572	2,471	2,388

Income tax expense	(152)	(220)	(864)	(943)
Minority interests in net earnings of subsidiaries	(32)	(4)	(92)	(11)

Income from continuing operations	326	348	1,515	1,434

Income from discontinued operations, net of taxes	6	-	6	17

Net income	$332	$348	$1,521	$1,451

Basic and diluted earnings per common share:
Income from continuing operations	$0.31	$0.30	$1.36	$1.20
Income from discontinued operations, net of taxes	0.01	-	0.01	0.01
Basic and diluted earnings per common share	$0.32	$0.30	$1.37	$1.21

Weighted average number of common shares outstanding (in millions)
Basic	1,045	1,155	1,110	1,195
Diluted	1,050	1,163	1,114	1,202

THE DIRECTV GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)
(Unaudited)

	December 31,	December 31,
ASSETS	2008	2007
Current assets
Cash and cash equivalents	$2,005	$1,083
Accounts receivable, net of allowances of $50 and $56	1,423	1,535
Inventories	192	193
Deferred income taxes	68	90
Prepaid expenses and other	356	245

Total current assets	4,044	3,146
Satellites, net	2,476	2,026
Property and equipment, net	4,171	3,807
Goodwill	3,753	3,669
Intangible assets, net	1,172	1,577
Investments and other assets	923	838

Total assets	$16,539	$15,063

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$3,115	$3,032
Unearned subscriber revenues and deferred credits	362	354
Current portion of long-term debt	108	48

Total current liabilities	3,585	3,434
Long-term debt	5,725	3,347
Deferred income taxes	524	567
Other liabilities and deferred credits	1,749	1,402
Commitments and contingencies
Minority interest	103	11
Stockholders' equity	4,853	6,302

Total liabilities and stockholders' equity	$16,539	$15,063

THE DIRECTV GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Millions)
(Unaudited)

	Years Ended December 31,
	2008	2007
Cash Flows From Operating Activities
Net income	$1,521	$1,451
Income from discontinued operations, net of taxes	(6)	(17)
Income from continuing operations	1,515	1,434
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,320	1,684
Amortization of deferred revenues and deferred credits	(104)	(98)
Dividends received	35	-
Deferred income taxes	107	424
Other	119	60
Change in other operating assets and liabilities:
Accounts receivable	95	(166)
Inventories	18	(45)
Prepaid expenses and other	(96)	46
Accounts payable and accrued liabilities	(23)	255
Unearned subscriber revenue and deferred credits	8	72
Other, net	(84)	(21)
Net cash provided by operating activities	3,910	3,645
Cash Flows From Investing Activities
Cash paid for property and equipment	(2,101)	(2,523)
Cash paid for satellites	(128)	(169)
Investment in companies, net of cash acquired	(204)	(348)
Purchase of short-term investments	-	(588)
Sale of short-term investments	-	748
Other, net	45	58
Net cash used in investing activities	(2,388)	(2,822)
Cash Flows From Financing Activities
Cash proceeds from debt issuance	2,490	-
Debt issuance costs	(19)	-
Repayment of debt	(53)	(220)
Net increase in short-term borrowings	-	2
Repayment of other long-term obligations	(117)	(121)
Capital contribution	160	-
Common shares repurchased and retired	(3,174)	(2,025)
Stock options exercised	105	118
Excess tax benefit from share-based compensation	8	7
Net cash used in financing activities	(600)	(2,239)
Net increase (decrease) in cash and cash equivalents	922	(1,416)
Cash and cash equivalents at beginning of the period	1,083	2,499
Cash and cash equivalents at the end of the period	$2,005	$1,083

Supplemental Cash Flow Information
Cash paid for interest	$334	$230
Cash paid for income taxes	706	408

THE DIRECTV GROUP, INC.
SELECTED SEGMENT DATA
(Dollars in Millions)
(Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
DIRECTV U.S.
Revenues	$4,741	$4,377	$17,310	$15,527
Operating profit before depreciation and amortization (1)	1,056	1,003	4,391	3,850
Operating profit before depreciation and amortization margin (1)	22.3%	22.9%	25.4%	24.8%
Operating profit	$488	$576	$2,330	$2,402
Operating profit margin	10.3%	13.2%	13.5%	15.5%
Depreciation and amortization	$568	$427	$2,061	$1,448
Capital expenditures	525	542	1,765	2,326

DIRECTV LATIN AMERICA
Revenues	$572	$499	$2,383	$1,719
Operating profit before depreciation and amortization (1)	183	114	690	394
Operating profit before depreciation and amortization margin (1)	32.0%	22.8%	29.0%	22.9%
Operating profit	$104	$56	$426	$159
Operating profit margin	18.2%	11.2%	17.9%	9.2%
Depreciation and amortization	$79	$58	$264	$235
Capital expenditures	125	99	447	336

CORPORATE and OTHER
Revenues	$1	$-	$-	$-
Operating loss before depreciation and amortization (1)	(15)	(14)	(66)	(74)
Operating loss	(13)	(15)	(61)	(75)
Depreciation and amortization	(2)	1	(5)	1
Capital expenditures	7	-	17	30

TOTAL
Revenues	$5,314	$4,876	$19,693	$17,246
Operating profit before depreciation and amortization (1)	1,224	1,103	5,015	4,170
Operating profit before depreciation and amortization margin (1)	23.0%	22.6%	25.5%	24.2%
Operating profit	$579	$617	$2,695	$2,486
Operating profit margin	10.9%	12.7%	13.7%	14.4%
Depreciation and amortization	$645	$486	$2,320	$1,684
Capital expenditures	657	641	2,229	2,692

(1) See footnote 1 above.

DIRECTV HOLDINGS LLC (DIRECTV U.S.)
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Millions)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Revenues	$4,741	$4,377	$17,310	$15,527

Operating costs and expenses
Costs of revenues, exclusive of depreciation and amortization expense
Broadcast programming and other	2,208	2,028	7,424	6,681
Subscriber service expenses	300	285	1,139	1,137
Broadcast operations expenses	68	55	265	216
Selling, general and administrative expenses, exclusive of depreciation and amortization expense
Subscriber acquisition costs	589	524	2,191	1,901
Upgrade and retention costs	303	267	1,027	958
General and administrative expenses	217	215	873	784
Depreciation and amortization expense	568	427	2,061	1,448
Total operating costs and expenses	4,253	3,801	14,980	13,125

Operating profit	488	576	2,330	2,402

Interest income	6	9	37	69
Interest expense	(93)	(54)	(315)	(216)
Other, net	3	(5)	5	(5)

Income before income taxes	404	526	2,057	2,250

Income tax expense	(154)	(209)	(807)	(891)

Net income	$250	$317	$1,250	$1,359

DIRECTV HOLDINGS LLC (DIRECTV U.S.)
CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)
(Unaudited)

	December 31,	December 31,
ASSETS	2008	2007
Current assets
Cash and cash equivalents	$1,149	$802
Accounts receivable, net of allowances of $32 and $39	1,308	1,387
Inventories	182	187
Deferred income taxes	46	29
Prepaid expenses and other	261	142

Total current assets	2,946	2,547
Satellites, net	1,980	2,030
Property and equipment, net	3,348	3,230
Goodwill	3,189	3,032
Intangible assets, net	871	1,223
Other assets	212	235

Total assets	$12,546	$12,297

LIABILITIES AND OWNER’S EQUITY
Current liabilities
Accounts payable and accrued liabilities	$2,582	$2,548
Unearned subscriber revenues and deferred credits	316	320
Current portion of long-term debt	108	48

Total current liabilities	3,006	2,916
Long-term debt	5,725	3,347
Deferred income taxes	405	336
Other liabilities and deferred credits	763	958
Commitments and contingencies
Owner’s equity	2,647	4,740

Total liabilities and owner’s equity	$12,546	$12,297

DIRECTV HOLDINGS LLC (DIRECTV U.S.)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Millions)
(Unaudited)

	Years Ended December 31,
	2008	2007
Cash Flows From Operating Activities
Net income	$1,250	$1,359
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	2,061	1,448
Amortization of deferred revenues and deferred credits	(104)	(98)
Deferred income taxes	46	160
Other	54	54
Change in other operating assets and liabilities:
Accounts receivable	93	(120)
Inventories	22	(47)
Prepaid expenses and other	(109)	3
Accounts payable and accrued liabilities	(47)	138
Unearned subscriber revenue and deferred credits	(4)	60
Other, net	15	(48)
Net cash provided by operating activities	3,277	2,909
Cash Flows From Investing Activities
Cash paid for property and equipment	(501)	(621)
Cash paid for subscriber leased equipment - subscriber acquisitions	(599)	(762)
Cash paid for subscriber leased equipment - upgrade and retention	(537)	(774)
Cash paid for satellites	(128)	(169)
Investment in companies, net of cash acquired	(97)	-
Other	5	(9)
Net cash used in investing activities	(1,857)	(2,335)
Cash Flows From Financing Activities
Cash proceeds from debt issuance	2,490	-
Debt issuance costs	(19)	-
Repayment of long-term debt	(53)	(10)
Repayment of other long-term obligations	(98)	(72)
Cash dividends to Parent	(3,400)	(1,050)
Excess tax benefit from share-based compensation	7	4
Net cash used in financing activities	(1,073)	(1,128)
Net increase in cash and cash equivalents	347	(554)
Cash and cash equivalents at beginning of the period	802	1,356
Cash and cash equivalents at end of the period	$1,149	$802

Supplemental Cash Flow Information
Cash paid for interest	$289	$211
Cash paid for income taxes	753	730

Non-GAAP Financial Measure Reconciliation Schedules
(Unaudited)
The DIRECTV Group
Reconciliation of Operating Profit Before Depreciation and Amortization to Operating Profit*

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(Dollars in Millions)

Operating Profit Before Depreciation and Amortization	$1,224	$1,103	$5,015	$4,170
Subtract: Depreciation and amortization expense	645	486	2,320	1,684
Operating Profit	$579	$617	$2,695	$2,486

*For a reconciliation of this non-GAAP financial measure for each of our segments, please see the Notes to the Consolidated Financial Statements which will be included in The DIRECTV Group’s Annual Report on Form 10-K for the year ended December 31, 2008, which is expected to be filed with the SEC in February 2009.

The DIRECTV Group
Reconciliation of Cash Flow Before Interest and Taxes[2] and Free Cash Flow[3] to
Net Cash Provided by Operating Activities

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(Dollars in Millions)

Cash Flow Before Interest and Taxes	$686	$512	$2,640	$1,480
Adjustments:
Cash paid for interest	(133)	(54)	(334)	(230)
Interest income	17	15	81	111
Income taxes paid	(138)	(112)	(706)	(408)
Subtotal - Free Cash Flow	432	361	1,681	953
Add Cash Paid For:
Property and equipment	621	620	2,101	2,523
Satellites	36	20	128	169
Net Cash Provided by Operating Activities	$1,089	$1,001	$3,910	$3,645

DIRECTV Latin America
Reconciliation of Cash Flow Before Interest and Taxes[2] and Free Cash Flow[3] to
Net Cash Provided by Operating Activities

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(Dollars in Millions)

Cash Flow Before Interest and Taxes	$51	$35	$269	$140
Adjustments:
Cash paid for interest	(16)	(6)	(45)	(27)
Interest income	7	4	25	18
Income taxes paid	(30)	(27)	(124)	(51)
Subtotal - Free Cash Flow	12	6	125	80
Add Cash Paid For:
Property and equipment	125	99	447	336
Net Cash Provided by Operating Activities	$137	$105	$572	$416

(2) and (3) - See footnotes above in this earnings release.

DIRECTV HOLDINGS LLC (DIRECTV U.S.)
Non-GAAP Financial Measure Reconciliation and SAC Calculation
(Unaudited)

Reconciliation of Pre-SAC Margin* to Operating Profit

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(Dollars in Millions)

Operating Profit	$488	$576	$2,330	$2,402
Adjustments:
Subscriber acquisition costs (expensed)	589	524	2,191	1,901
Depreciation and amortization expense	568	427	2,061	1,448
Cash paid for subscriber leased equipment - upgrade and retention	(164)	(195)	(537)	(774)
Pre-SAC margin*	$1,481	$1,332	$6,045	$4,977
Pre-SAC margin as a percentage of revenue*	31.2%	30.4%	34.9%	32.1%

Reconciliation of Cash Flow Before Interest and Taxes[2] and Free Cash Flow[3] to
Net Cash Provided by Operating Activities

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(Dollars in Millions)

Cash Flow Before Interest and Taxes	$698	$481	$2,517	$1,455
Adjustments:
Cash paid for interest	(114)	(49)	(289)	(211)
Interest income	6	9	37	69
Income taxes paid	(168)	(106)	(753)	(730)
Subtotal - Free Cash Flow	422	335	1,512	583
Add Cash Paid For:
Property and equipment	158	145	501	621
Subscriber leased equipment - subscriber acquisitions	167	182	599	762
Subscriber leased equipment - upgrade and retention	164	195	537	774
Satellites	36	20	128	169
Net Cash Provided by Operating Activities	$947	$877	$3,277	$2,909

(2) and (3) - See footnotes above in this earnings release.

* Pre-SAC Margin, which is a financial measure that is not determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, is calculated for DIRECTV U.S. by adding amounts under the captions “Subscriber acquisition costs” and “Depreciation and amortization expense” to  “Operating Profit” from the Consolidated Statements of Operations and subtracting "Cash paid for subscriber leased equipment - upgrade and retention" from the Consolidated Statements of Cash Flows. This financial measure should be used in conjunction with GAAP financial measures and is not presented as an alternative measure of operating results, as determined in accordance with GAAP. The DIRECTV Group and DIRECTV U.S. management use Pre-SAC Margin to evaluate the profitability of DIRECTV U.S.’ current subscriber base for the purpose of allocating resources to discretionary activities such as adding new subscribers, upgrading and retaining existing subscribers and for capital expenditures.  To compensate for the exclusion of “Subscriber acquisition costs,” management also uses operating profit and operating profit before depreciation and amortization expense to measure profitability.

The DIRECTV Group and DIRECTV U.S. believe this measure is useful to investors, along with GAAP measures (such as revenues, operating profit and net income), to compare DIRECTV U.S.’ operating performance to other communications, entertainment and media companies. The DIRECTV Group and DIRECTV U.S. believe that investors also use current and projected Pre-SAC Margin to determine the ability of DIRECTV U.S.’ current and projected subscriber base to fund discretionary spending and to determine the financial returns for subscriber additions.

SAC Calculation
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(Dollars in Millions, Except SAC Amounts)

Subscriber acquisition costs (expensed)	$589	$524	$2,191	$1,901
Cash paid for subscriber leased equipment - subscriber acquisitions	167	182	599	762
Total acquisition costs	$756	$706	$2,790	$2,663
Gross subscriber additions (000's)	1,044	986	3,904	3,847
Average subscriber acquisition costs-per subscriber (SAC)	$724	$716	$715	$692

CONTACT:
The DIRECTV Group, Inc.
Media Contact: Darris Gringeri, (212) 205-0882
Investor Relations: (310) 964-0808